Exhibit 21(a)

SUBSIDIARIES OF THE REGISTRANT

Evolving Systems Networks India Private Limited

Telecom Software Enterprises, LLC.

Evolving Systems Holdings, Inc.

Evolving Systems Holdings Limited (formerly Tertio Telecoms Holdings Limited)

Evolving Systems Limited (formerly Tertio Telecoms Limited)

Evolving Systems GmbH (formerly Tertio Telecoms Limited GmbH)